Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2007 by and between Shea Development Corp.., a Nevada corporation (the “Company”), and Richard Connelly, an employee of the Company (“Employee”).

RECITALS:

WHEREAS, the Company and Employee desire to enter into a written agreement for the Company’s employment of Employee as an employee, on the terms specified herein.

NOW, THEREFORE, in consideration of the mutual promises, agreements and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.             Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.             Position and Duties.  Employee shall be employed as the Senior Vice President and Chief Financial Officer of the Company and shall report directly to the Chairman and Chief Executive Officer of the Company.  Employee shall also serve in such additional capacities as may be assigned to him from time to time by the Board of Directors of Company (the “Board”).  Employee shall devote substantially all of his business time, attention, skill and best efforts to the diligent performance of his duties hereunder.

3.             Term.  The term of employment hereunder shall commence as of the date hereof (the “Commencement Date”) and shall continue for Three (3) years unless sooner terminated earlier in accordance with the provisions of this Agreement (the “Term”).

4.             Compensation.  As compensation for all services rendered by Employee under this Agreement, the Company shall pay Employee compensation as follows:

(a)           Annual Salary.  For all services rendered by Employee during his employment under this Agreement, beginning on the Commencement Date, the Company shall pay Employee an annual salary at the rate of $185,000.00, payable semi-monthly in accordance with the Company’s standard payroll policies, subject to annual increases (but not decreases) in the discretion of the Board; provided that such increase shall not be less than, measured on a percentage basis the change in the national Consumer Price Index, All Urban Consumer, U.S., City Average, All Items, as published by the Bureau of Labor Statistics, U.S. Department of Labor (“CPI-U”) for the corresponding year.  The measuring dates for determining the percentage increase that occurred in the CPI-U shall be the month of January for the current and preceding years. The increase shall become effective on March 1, of each year throughout the Term.

(b)           Taxes and Withholdings.  All taxes and governmentally required withholdings shall be deducted from any amount paid by the Company to Employee hereunder in conformity with applicable laws.

(c)           Performance Bonuses.  Employee shall be entitled to receive performance bonuses based on performance criteria mutually agreed to by Employee and the Board from time to time. Such bonus program shall provide for a minimum of $100,000.00 in bonus compensation annually ($75,000.00 for the calendar year 2007), which includes a minimum of $20,000.00 attributable to the Company achievement of the annual financial plan ($15,000 for calendar year 2007), such bonus to be paid annually; plus quarterly bonus amounts of at least $20,000.00 per quarter, 50% of which is earned based on the Company achievement of planned quarterly group objectives and 50% of which is earned based on the individual achievement of planned individual objectives for the quarter.  The first quarterly bonus for the quarter ending June 30, 2007 in the amount of $20,000.00 shall be considered earned for both group and individual objectives and payment for such quarterly bonus is guaranteed.

(d)           Equity Based Compensation.  The Company plans to establish one or more Incentive Stock Option plans (the “ISO Plans”) for Company Directors, Company Officers and other key employees of the Company and will use its best efforts to establish the effectiveness of such ISO Plans within 90 days of the Commencement Date (the “ISO Plan Date”). The ISO Plans will provide for the grant to Company Directors, Company Officers and other key employees of the Company, including Employee, incentive stock options (the “ISO”) to acquire shares of the capital stock of the Company in accordance with the terms of the ISO Plans.  The date on which the Company grants the ISO to Employee will be the grant date (the “ISO Grant Date”).  The strike price for the ISO shall be the fair market value for the particular class of capital stock of the Company granted to Employee under the ISO Plans on the ISO Grant Date.  The vesting rights and benefits for each ISO granted shall vest in the Employee no slower than 1/36th of the total ISO granted each month for the 36 months immediately following the ISO Grant Date; and in addition such vesting shall be accelerated and immediately vested for all unvested ISO shares in the event of a Change of Control, or for early termination without Cause as defined in Sections 7 and 8, or for early termination for Good Reason as defined in Section 10.  Vesting will otherwise cease upon termination of employment from the Company by Employee upon such Termination Date.

(i)          Employee shall receive an ISO for 500,000 shares of capital stock of the Company with an ISO Grant date equal to the ISO Plan Date under the ISO Plans.

(ii)         Employee is an Officer of the Company and shall receive additional ISO’s granted to all Officers of the Company from time to time by the Board, proportionate to Employee’s position as an Officer of the Company.

(e)           Other Equity Based Compensation.  The Company plans to establish one or more Restricted Stock Grant plans (the “Restricted Stock Grant Plans”) for Company Directors and Company Officers of the Company and will use its best efforts to establish the effectiveness of such Restricted Stock Grant Plans within 90 days of the Commencement Date (the “Restricted Stock Grant Plan Date”). The Restricted Stock Grant Plans will provide for the grant to Company Directors and Company Officers of the Company, including Employee, grants of restricted stock (the “Restricted Stock Grant”) to acquire shares of the capital stock of the Company in accordance with the terms of the Restricted Stock Grant Plans.  The date on which the Company grants the Restricted Stock Grant to Employee will be the grant date (the “Restricted Stock Grant Date”).  The strike price for the Restricted Stock Grant shall be the fair market value for the particular class of capital stock of the Company granted to Employee under the Restricted Stock Grant Plans on the Restricted Stock Grant Date.  The vesting rights and benefits for each Restricted Stock Grant granted shall vest in the Employee immediately on the Restricted Stock Grant Date; and in addition the restriction on such Restricted Stock Grants shall be lifted twelve (12) months following the Restricted Stock Grant Date; and further the lifting of such restrictions shall be accelerated and immediately lifted for all Restricted Stock Grant shares in the event of a Change of Control, or for early termination without Cause as defined in Sections 7 and 8, or for early termination for Good Reason as defined in Section 10.

(i)          Employee is an Officer of the Company and shall receive Restricted Stock Grants granted to all Officers of the Company from time to time by the Board, proportionate to Employee’s position as an Officer of the Company.

5.             Benefits and Fringes.

(a)           Benefits.  During the Term, Employee shall be eligible to participate in the Company’s standard benefits for key executives of the Company in accordance with the Company’s policies.

(b)           Vacation.  Employee shall be entitled to four (4) weeks of paid vacation in each calendar year during the Term in accordance with the Company’s practice.  Employee shall take vacations at such time or times as shall be reasonable as mutually determined by Employee and Company based upon the current duties.

(c)           Other. Employee shall be entitled to the following according to policy and practices established by Company from time to time:

(i)          Corporate Credit Card

(ii)         Cell Phone

(iii)        High Speed Internet

(iv)       Laptop Computer

(d)           Key Man Life Insurance.  The Company shall establish and pay all premiums for key man Life Insurance policies on Employee under new policies.  There shall be $1,000,000 face amount of Life Insurance with the Company named as the beneficiary, and there shall be $1,000,000 face amount of Life Insurance with the Spouse of Employee named as the beneficiary.

6.             Expenses Reimbursement.  The Company shall reimburse Employee for all reasonable expenses incurred by Employee during the Term in the course of performing Employee’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, including cellular phone charges and mileage related to business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.  Expenses shall be reimbursed in accordance with the Company’s policies in effect from time to time.

7.             Termination by Company for Cause.  The Company shall have the right at any time to terminate the employment of Employee for Cause effective immediately by delivering to Employee a written notice specifying such Cause.  If the Company exercises such right, in full settlement and discharge of the Company’s obligation to Employee, the Company shall make a payment to Employee in a lump sum amount equal to all compensation accrued and unpaid as of the Termination Date and the Company’s obligation under this Agreement to make any further payments to Employee shall thereupon cease and terminate.  This Section 7 of this Agreement in no way limits the Company’s right to terminate Employee’s employment without cause pursuant to Section 8 of this Agreement.  As used herein, the term “Cause” shall be deemed to exist upon (i) willful misconduct or gross negligence of Employee in the performance of his duties and services to the Company or any of its subsidiaries; (ii) the commission of a felony, whether or not committed in the course of performing services for the Company or any of its subsidiaries; (iii) Employee’s deliberate dishonesty or breach of fiduciary duty; (iv) the commission by Employee in the course of performing any services for the Company or any of its subsidiaries of embezzlement, theft or any other fraudulent act; (v) the unauthorized disclosure by Employee of any material trade secret or material confidential information of the Company or any of its subsidiaries; (vi) the commission by Employee of an act which constitutes unfair competition with the Company or any of its subsidiaries, including, without limitation, inducing any employee or customer of the Company to breach a contract with the Company or any of its subsidiaries; (vii) the repeated refusal or failure by Employee to comply with any policies of the Company or any lawful directives of the Board of the Company; or (viii) the material breach by Employee of any agreement to which the Company and Employee are parties, which material breach remains uncured by Employee for a period of 10 days after the Company has given Employee written notice thereof.

8.             Termination by Company Without Cause.  The Company shall have the right at any time and for any reason or for no reason to terminate the employment of Employee and this Agreement without cause effective immediately upon written notice to Employee.  Upon termination of this Agreement pursuant to this Section 8, Employee shall be entitled to receive, (i) an amount equal to Employee’s annual salary accrued and unpaid as of the Termination Date, (ii) a pro rated portion of any and all performance bonuses to which Employee would have been entitled as if Employee had remained employed by Company and achieved all goals and objectives under Section 4(c) for the year as well as the quarter in which such termination occurs, (iii) salary, plus all performance bonuses to which Employee would have been entitled as if Employee had remained employed by Company and achieved all goals and objectives under Section 4(c) and all benefits for a period of six (6) months after the Termination Date, and (iv) continue to provide Employee, at Company expense, with the same medical coverage Employee carried while an active employee for a period of six (6) months after the Termination Date, after which Employee will be eligible under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).  All of the foregoing shall be payable in accordance with the Company’s then effective payroll schedule applicable to Employee.  All payments under this Section 8 shall be in full settlement and discharge of the Company’s obligation to Employee, and the obligation of the Company to make such payments shall be conditioned upon the execution by Employee of a separation and release agreement in a form satisfactory to the Company.

9.             Termination Upon Death or Disability.  The Company may terminate the employment of Employee and this Agreement effective upon notice to Employee (or his heirs or legal representatives, as the case may be) if Employee either dies or is disabled.  As used herein, the term “disabled” shall mean the inability or failure of Employee to perform the essential functions of the position with or without reasonable accommodation as a result of a mental or physical disability for a period of ninety (90) or more days (whether or not consecutive) during any twelve months, all as determined in good faith by the Board.  Upon termination of this Agreement pursuant to this Section 9, Employee (or his heirs or legal representatives, as the case may be) shall be entitled to receive, in full settlement and discharge of the Company’s obligation to Employee, a lump sum amount equal to all compensation accrued and unpaid as of the Termination Date.

10.           Termination by Employee.

(a)           Employee may terminate his employment under this Agreement at any time upon thirty (30) days notice to the Company.  Employee, at the request of the Company and for a period not to exceed such thirty (30) days as requested by the Company, shall continue to render his services in accordance with this Agreement and shall be paid his regular salary plus performance bonuses and receive his normal benefits up to the Termination Date.

(b)           Employee may terminate his employment with the Company under this Agreement at any time for Good Reason (as defined below).  Upon termination of this Agreement pursuant to this Section 10(b), Employee shall be entitled to receive, (i) an amount equal to Employee’s annual salary accrued and unpaid as of the Termination Date, (ii) a pro rated portion of any and all performance bonuses to which Employee would have been entitled as if Employee had remained employed by Company and achieved all goals and objectives under Section 4(c) for the year as well as the quarter in which such termination occurs, (iii) salary, plus all performance bonuses to which Employee would have been entitled as if Employee had remained employed by Company and achieved all goals and objectives under Section 4(c) and all benefits for a period of six (6) months after the Termination Date, and (iv) continue to provide Employee, at Company expense, with the same medical coverage Employee carried while an active employee for a period of six (6) months after the Termination Date, after which Employee will be eligible under the provisions of COBRA.  All of the foregoing shall be payable in accordance with the Company’s then effective payroll schedule applicable to Employee.  The term “Good Reason” means Employee’s resignation as an Employee of the Company as a result of (i) the Company materially violating any of its material obligations to Employee under this Agreement or any other agreement with Employee, (ii)  a substantial change in Employee’s duties to which Employee does not consent, (iii)  a decrease in Employee’s salary or performance bonuses to which Employee does not consent, or (iv) the Company failing to enter into a new employment agreement with the Employee thirty (30) days prior to the expiration of this Agreement, on terms equal to or greater than the existing agreement.  Such termination for Good Reason shall only be effective if Employee gives the Company a minimum of 30 days’ written notice, provided that the occurrence of such violation shall have occurred within the 60 days preceding such notice and that the Company shall have failed to cure such violation within 30 days after receipt of such notice.

11.           Covenants of Confidentiality and Non-Competition.

(a)           Definitions.  For this Agreement, the following terms shall have the meanings specified below:

(i)          “Person” - any individual, corporation, partnership, association, unincorporated organization or other entity.

(ii)         “Termination Date” - the last day Employee is employed by Company, whether separation is voluntary or involuntary and with or without Cause.

(iii)        “Confidential Information” - information relating to Company’s customers, suppliers, distributors, operations, finances, and business that derives value from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs (including computer programs and software), devices, methods, techniques, drawings, processes, financial data (including sales and sales forecasts), and lists of actual or potential customers or suppliers (including identifying information about those customers), without regard to form and whether or not reduced to writing. Confidential Information includes information owned or disclosed to Company by third parties that Company treats as or is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret shall only be treated as Confidential Information under this Agreement for a one-year period after the Termination Date.

(iv)       “Competing Business” shall mean any one or more of the following: (i) the Company’s Business, or (ii) any other business in which the Company or its subsidiaries develops an intention, with full knowledge of Employee, to engage on or before the Termination Date and (a) for which the Company or its subsidiaries prepared an existing business plan or study on or before the Termination Date, or (b) for which the Board commissioned a business plan or study on or before the Termination Date.

(v)        “Company’s Business” means the business of developing, selling, leasing, licensing, installing, implementing and maintaining hardware and software products to and for utilities and municipalities for the functions that are specifically performed by the Company Products of (A) Acufile, Intelliplant, and Utiliprice as it relates to tax and fixed asset management, capital project management, book and tax depreciation, tax deferral and accrual, work order management, and cost of service modeling and (B) Dynamic Virtual Metering (DVM) as it relates to radio frequency based automatic meter reading, throughout the Territory.

(vi)       “Company’s Products” means the products of the Company related to the Company’s Business.

(vii)      “Territory” The term “Territory” shall mean the worldwide.

(b)           Confidential Information.  Employee shall use his or her best efforts to protect Confidential Information. At all times, both during and after Employee’s employment, Employee will not use, reproduce or disclose any Confidential Information, except as may be necessary in connection with work for Company.

(c)           Return of Materials.  On the Termination Date or for any reason or at any time at Company’s request, Employee will deliver promptly to Company all materials, documents, plans, records, notes, or other papers or electronically-stored materials and any copies in Employee’s possession or control relating in any way to Company’s Business, which at all times shall be the property of Company.

(d)           Disparagement.  Employee shall not at any time make false, misleading or disparaging statements about the Company, including its products, services, management, employees, and customers.  The Company shall not make false, misleading or disparaging statements about Employee.

(e)           Non-Solicitation of Customers.  Employee agrees that, for a period of twelve (12) months following the Termination Date, Employee shall not, directly or indirectly, solicit, or assist in the solicitation of, any Person who is, or was during the period of Employee’s employment with Company, a customer of Company, including actively sought prospective customers, with whom Employee had personal business contact with during his or her employment with the Company.

(f)            Non-Solicitation of Employees, Consultants and Contractors.  Employee agrees that, for a period of twelve (12) months following the Termination Date, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, Persons who were employees, consultants or independent contractors of the Company at the time of Employee’s termination of employment and who continue to be employed or engaged by Company, and with whom Employee had personal business contact with during his or her employment with the Company, to leave their employment or engagement with the Company.

(g)           Covenant against Competition.  Employee covenants and agrees with the Company that, except on behalf of Company, at any time during the period of his or her employment with Company and continuing for a period of twelve (12) months after the Termination Date, Employee will not in any manner (other than as an employee of or as a consultant to Company), directly or by assisting others, engage in or perform any of the specific duties or activities which Employee performed for Company during his or her employment for any Competing Business in the Territory.  Employee further agrees that during the period of his or her employment with Company and continuing for a period of twelve (12) months after the Termination Date, Employee will not own or invest in any Competing Business; except that Employee may own securities of the Company or acquire either directly or indirectly and solely as an investment, up to five percent (5%) of the securities of any Competing Business issuer that is publicly traded on any United States national securities exchange or quoted on the NASDAQ system.

(h)           Prior Agreements.  Employee warrants that Employee is not under any obligation, contractual or otherwise, limiting or affecting Employee’s ability or right to render to Company the services for which Employee has been or is being hired. Upon execution of this Agreement, Employee will give Company a copy of any agreement, or notify Company in writing of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Employee’s ability or right to render to Company the services for which Employee has been or is being hired, to solicit customers or potential customers, or to use any type of information.

12.           Work For Hire Acknowledgment; Assignment.  Employee acknowledges that Employee’s work on and contributions to documents, programs, and other expressions in any tangible medium that relate to the Company’s Business or the Company’s Products (collectively, “Works”) since the date of employment and thereafter through the Termination Date are within the scope of Employee’s employment and part of Employee’s duties and responsibilities. Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Employee assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any Works, and all copies and versions, including all copyrights and renewals. Employee will execute and deliver to Company, its successors and assigns, any assignments and documents Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints Company as his or her agent to execute and deliver any such assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

13.           Inventions, Ideas and Patents.  Employee shall disclose promptly to Company (which shall receive it in confidence), and only to Company, any invention or idea of Employee (developed alone or with others) that relates in any way to Company’s Business or Company’s Products or was conceived or made before or during Employee’s employment by Company or within six months of the Termination Date. Employee assigns to Company any such invention or idea in any way connected with Employee’s employment or related to Company’s Business, research or development, or demonstrably anticipated research or development, and will cooperate with Company and sign all papers deemed necessary by Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to Company’s Business, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Company.

14.           Representations and Disclosures.  Employee represents and warrants that he has the legal capacity to execute and deliver this Agreement, and that the execution, delivery and performance of this Agreement by such party will not violate any agreement made by such party or to which such party is subject.  Employee represents and warrants that there are no inventions or ideas of which Employee claims ownership as of the date of this Agreement other than the inventions or ideas described on Appendix A.  If no inventions or ideas are listed on Appendix A, Employee represents that there are no such inventions or ideas at the time of signing this Agreement.  Employee represents and warrants that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to the execution of this Agreement.  Employee has not entered into, and Employee agrees not to enter into, any agreement either written or oral that conflicts or might conflict with Employee’s employment or Employee’s performance under this Agreement.  Except as described on Appendix A, Employee is not bound by any agreement regarding confidentiality or ownership of intellectual property with any person or entity other than the Company.  Employee agrees not to disclose to the Company or use on its behalf any confidential information belonging to others that is known to have been improperly acquired or acquired from a person known to be subject to a duty not to disclose it.

15.           Continuing Employment Upon a Change of Control.  Upon the occurrence of a Change of Control (as defined below), the Company covenants that it shall cause the acquiring company to offer Employee an employment agreement containing (i) an employment period of not less than one (1) year, (ii) duties and responsibilities consistent with Employee’s then current position in the Company and (iii) such other terms consistent with and comparable to the terms set forth in this Agreement, as and if amended, in all material respects, including without limitation, compensation and benefits.  Such employment agreement will not require relocation unless mutually agreed upon by the Company and Employee.  If the acquiring company fails to offer Employee an employment agreement containing such terms, then Employee shall be entitled to a lump sum severance in an amount not less than Employee’s aggregate compensation (including salary, bonuses, and commission, whether or not paid) for the prior twelve month period, plus the continuation of all benefits for a period of twelve (12) months after the Termination Date.  If the acquiring company terminates Employee’s employment or if Employee terminates employment for Good Reason within one (1) year after the Change of Control, then Employee shall be entitled to a lump sum severance in an amount equal to the lump sum severance Employee would have received in the prior sentence, plus the continuation of all benefits for a period of twelve (12) months after the Termination Date.  The provisions of this

Section 15 shall be binding upon and enforceable against all successors and assigns of the Company.  A “Change of Control” shall be deemed to have occurred after (a) the sale of all or substantially all of the assets of the Company, whether in a single transaction or in a series of transactions occurring within any single 12 month period, (b) the sale by one or more shareholders of the Company, in a single transaction or in a series of transactions occurring within any single 12 month period, of more than 50% of the issued and outstanding capital stock of the Company to any individual, corporation, trust or other entity; or (c) a merger, reorganization, exchange of stock or other securities, or other business combination between the Company and another individual, corporation, trust or other entity comprised of a single transaction or a series of transactions occurring within any single 12 month period, resulting in any individual, corporation, trust or other entity owning more than 50% of the issued and outstanding capital stock of the Company.

16.           Interpretation; Severability.  Rights and restrictions in this Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited to the extent necessary so they will not render this Agreement illegal, invalid or unenforceable. If any term shall be held illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Agreement does not in any way limit Company’s rights under the laws of agency, fiduciary obligation, unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), or under any other agreement or instrument, all of which are in addition to rights under this Agreement. The existence of a claim by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to Company’s enforcement of this Agreement.

17.           Remedies for Breach.  Employee understands and agrees that any breach of this Agreement may cause the Company great and irreparable harm and that it would be difficult or impossible to establish the full monetary value of such damage. Consequently:

(a)           Employee covenants and agrees that any breach by Employee of the Agreement during Employee’s employment with the Company shall be grounds for disciplinary actions up to and including dismissal of Employee for Cause.

(b)           Employee further covenants and agrees that in the event of any Employee breach of this Agreement, Employee consents to the entry of appropriate preliminary and permanent injunctions in a court of appropriate jurisdiction, without the posting of a bond or other security, in addition to whatever other remedies the Company may have. Injunctive relief is in addition to any other available remedy, including damages.

(c)           Employee agrees that Employee will indemnify and hold the Company harmless from any loss, cost, damage or expense (excluding attorneys’ fees for which each party shall be individually responsible) incurred by the Company arising out of Employee’s breach of any portion of this Agreement, whether or not such breach results in litigation or other formal proceedings.

18.           Miscellaneous.

(a)           Counterparts.  This Agreement may be executed in several counterparts each of which is an original.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(b)           Contents of Agreement; Parties In Interest, Etc.  This Agreement sets forth the entire understanding of the parties.  Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.  If there are any inconsistencies between the terms of this Agreement and the Company’s Employee Handbook, this Agreement shall control.  All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and Employee.  Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

(c)           TEXAS LAW TO GOVERN.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.  Each party irrevocably (a) consents to the exclusive jurisdiction and venue of the federal and state courts located in Tarrant County, State of Texas, in any action arising under or relating to this Agreement, and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action.

(d)           Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

(e)           Notices.  All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, by a nationally recognized overnight courier service, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

(1)                                  If to the Company, to:

Shea Development Corp
Attention:  Robert Lincoln

477 Madison Avenue
12th Floor, Suite 1200
New York, NY 10022

(2)                                  If to Employee, to:

Richard Connelly
980 Foxdale
Fairview, Texas 75069

All such notices shall be deemed to have been received on the date of delivery.

(f)            Location of Employment.  The location of employment of Employee shall be the State of Texas.  This Agreement will not require relocation unless mutually agreed upon by the Company and Employee.

(g)           Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the Company and Employee.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

(h)           Mediation.  The Company and Employee shall mediate any claim or controversy arising out of or relating to this Agreement or any breach thereof if either of them requests mediation and gives written notice to the other (the “Mediation Notice”).  Any notice given pursuant to the preceding sentence shall include a brief statement of the claim or controversy.  If the Company and Employee do not resolve the claim or controversy within five (5) days after the date of the Mediation Notice, the Company and Employee shall then use reasonable efforts to agree upon an independent mediator.  If the Company and Employee do not agree upon an independent mediator within ten (10) days after the date of the Mediation Notice, either party may request that JAMS/Endispute (“JAMS”), or a similar mediation service of a similar national scope if JAMS no longer then exists, appoint an independent mediator.  The Company and Employee shall share the costs of mediation equally and shall pay such costs in advance upon the request of the mediator or any party.  Within ten (10) days after selection of the mediator, the mediator shall set the mediation.  If the Company and Employee do not resolve the dispute within thirty (30) days after the date of the Mediation Notice, the dispute shall be decided by arbitration as set forth in Section 18(i) hereof.

(i)            Arbitration.  Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration if such claim or controversy is not settled pursuant to Section 18(h) hereof.  The venue for any such arbitration shall be Dallas, Texas, or such other location as the parties may mutually agree.  Except as expressly set forth herein, all arbitration proceedings under this Section 18(i) shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in force.  Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator.  There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Judgment on the written award may be entered and enforced in any court of competent jurisdiction.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto.  In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 18(i), the non-prevailing parties shall be required to pay the reasonable attorneys’ fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorneys’ fees and expenses.

I HAVE READ THIS AGREEMENT CAREFULLY.  I ACKNOWLEDGE THAT THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT I AM REQUIRED TO OBSERVE AS AN EMPLOYEE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION.

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed as of the date first above written.

EMPLOYEE

/s/ RICHARD CONNELLY
Name: Richard Connelly

COMPANY

Shea Development Corp

By:	/s/ FRANCIS E. WILDE
	Name:	Francis E. Wilde
	Its:	Chairman and CEO

APPENDIX A

INVENTIONS AND IDEAS OWNED BY EMPLOYEE AND
AGREEMENTS BY WHICH EMPLOYEE IS BOUND